Remington Oil and Gas Corporation
                          Computation of Earnings per Share
                                     Exhibit 11.1
                       (In thousands, except per share amounts)

                                                Three Months Ended     Six Months Ended
                                                     June 30,              June 30,
                                                -------------------  --------------------
                                                  2000       1999      2000       1999
                                                --------  ---------  ---------  ---------
Net income (loss) available for basic income
  per share                                     $  7,759  $ (1,071)  $  11,543  $ (7,747)
 Interest expense on the Notes (net of tax)           80         -         160         -
                                                --------  ---------  ---------  ---------
Net income (loss) available for diluted income
  per share                                     $  7,839  $ (1,071)  $  11,703  $ (7,747)
                                                ========  =========  =========  =========

Basic income (loss) per share                   $   0.36  $  (0.05)  $    0.54  $  (0.36)
                                                ========  =========  =========  =========

Diluted income (loss) per share                 $   0.35  $  (0.05)  $    0.53  $  (0.36)
                                                ========  =========  =========  =========

Weighted average
Total common shares for basic income (loss)
  per share                                       21,469    21,311      21,386    21,286
 Dilutive stock options outstanding (treasury
  stock method)                                      539         -         235         -
 Shares assumed issued by conversion of the
  Notes                                              541         -         541         -
                                                --------  ---------  ---------  ---------
Total common shares for diluted income (loss)
  per share                                       22,549    21,311      22,162    21,286
                                                ========  =========  =========  =========

Potential increase to net income for diluted
  income per share
 Interest expense on Notes (net of tax)         $      -  $     80   $      -        420

Potential issues of common stock for diluted
  income per share
 Weighted average stock options outstanding            -     1,207          -      1,207
 Weighted average warrant outstanding                200       300        200        300
 Weighted average shares issued assuming
  conversion of Notes                                  -       541          -      1,437

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